Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-142271 and 333-211905 on Form S-8 and Registration Statement Nos. 333-221419, 333-219927, and 333-182642 on Form S-3 of our reports dated February 21, 2020, relating to the financial statements of DCP Midstream, LP (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 21, 2020